Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact:  Stacey Keating, Vice President– Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIEs announces new $65 million secured financing and anticipated PARTIAL REDEMPTION of 10% SENIOR secured notes

CHATTANOOGA, Tenn. (April 26, 2022) – CBL Properties (NYSE: CBL) today announced that it has entered into a term sheet for a new $65.0 million non-recourse loan.  CBL also announced a partial redemption of outstanding 10% Senior Secured Notes utilizing its share of net proceeds from the new financing and available cash.

“This new loan and subsequent partial redemption of the 10% Notes will meaningfully strengthen our balance sheet, reduce our cost of capital, and enhance net cash flow,” said Stephen Lebovitz, chief executive officer, CBL Properties.  “We look forward to making additional similar announcements in the near future as we near our goal of refinancing all outstanding 10% Notes.”

Today, the Company’s wholly owned subsidiary, CBL & Associates Holdco II, LLC (the “Issuer”) delivered a conditional notice of redemption to holders of its 10% Senior Secured Notes due 2029 (the “10% Notes”), pursuant to the terms of the indenture governing the 10% Notes, to redeem $60.0 million aggregate principal amount of 10% Notes (the “Redemption”) on May 26, 2022. The Redemption is conditioned upon the receipt by the Issuer of net cash proceeds from the new financing. There can be no assurances as to when or if such condition will be satisfied and the Issuer may waive the condition at its discretion.  Following the planned redemption, $335.0 million principal amount of 10% Notes will remain outstanding.

The new CMBS loan will be secured by a pool of five open-air centers owned in a 92/8 joint venture and located in Chattanooga, TN.  The open-air centers include Hamilton Crossing, Hamilton Corner, The Terrace, The Shoppes at Hamilton Place, and Hamilton Place - Regal.  At closing the centers will be released from their guaranty obligation under the 10% Notes.

The loan will have a ten-year term with a fixed interest rate determined at closing and based upon an agreed upon spread plus the greater of the 10-year swap rate or 10-year US Treasury Rate.  The rate is expected to be in the range of 5.5% - 5.75%, assuming interest rates at closing are comparable to today’s rates.  The loan is expected to close on or around May 25th, subject to completion of customary due diligence and documentation.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 95 properties totaling 59.6 million square feet across 24 states, including 57 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

-END-